Exhibit 3.7
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
GLOBEPAN RESOURCES, INC.
     GlobePan Resources, Inc., a Delaware corporation (the “Corporation”), does hereby certify that:
     FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”).
     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
     THIRD: Article 1 of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
     “FIRST: The name of the corporation (hereinafter called the “Corporation”) is Intellect Neurosciences, Inc.”
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officers thereunto duly authorized this 26th day of January, 2007.

/s/ Elliot Maza

Elliot Maza
Treasurer, Chief Financial Officer